As filed with the Securities and Exchange Commission on October 9, 2012

Registration No. 333-182276

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Susser Petroleum Partners LP

(Exact name of registrant as specified in its charter)

Delaware	5172	30-0740483
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

555 East Airtex Drive
Houston, Texas 77073
(832) 234-3600
(Address, including zip code, and telephone number,
Including area code, of registrant’s principal executive offices)

E.V. Bonner, Jr.
555 East Airtex Drive
Houston, Texas 77073
(832) 234-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Palmer Oelman Alan P. Baden Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-2222 Fax: (713) 758-2346	William J. Cooper Jon W. Daly Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, Texas 77002 Tel: (713) 220-4200 Fax: (713) 220-4285

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ File No. 333-182276

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-182276), declared effective by the Securities and Exchange Commission on September 19, 2012.  The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibit 5.1 and Exhibit 8.1 to the Registration Statement.  This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement, other than supplementing Item 16 of Part II as set forth below.

Part II
Information required in the registration statement

ITEM 16.    EXHIBITS.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
1.1	**	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of Susser Petroleum Partners LP
3.2	**	—	Agreement of Limited Partnership of Susser Petroleum Partners LP
3.3	**	—	Form of First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP (included as Appendix A in the prospectus included in the Registration Statement)
3.4	**	—	Certificate of Formation of Susser Petroleum Partners GP LLC
3.5	**	—	Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
3.6	**	—	Form of Amended and Restated Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
5.1		—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1		—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	**	—	Form of Contribution Agreement
10.2	**	—	Susser Petroleum Partners LP 2012 Long-Term Incentive Plan
10.3	**	—	Form of Omnibus Agreement
10.4	**	—	Form of Revolving Credit Agreement
10.5	**	—	Form of Term Loan Agreement
10.6	**	—	Form of SHC Distribution Contract
10.7	**	—	Form of SHC Transportation Contract
10.8	**#	—	Branded Marketer Agreement between Susser Petroleum Company LLC and Chevron Products Company effective September 1, 2011
10.9	**+#	—

Unbranded Supply Agreement, dated July 28, 2006, by and between Susser Petroleum Company, LP and Valero Marketing and Supply Company, L.P. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities and Exchange Commission)

10.10	**+#	—

Branded Distributor Marketing Agreement (Valero Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities and Exchange Commission)

10.11	**+#	—

Branded Distributor Marketing Agreement (Shamrock Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities Exchange Commission)

10.12	**+#	—

Master Agreement, dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP, as amended (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities Exchange Commission)

10.13	**#	—	Form of Director Indemnification Agreement
10.14	**#	—	Form of Phantom Unit Award Agreement
21.1	**	—	List of Subsidiaries of Susser Petroleum Partners LP
23.1	**	—	Consent of Ernst & Young LLP
23.2		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)

23.4	**	—	Consent of Director Nominee — David P. Engel
23.5	**	—	Consent of Director Nominee — Armand S. Shapiro
23.6	**	—	Consent of Director Nominee — Bryan F. Smith Jr.
23.7	**	—	Consent of Director Nominee — Sam J. Susser
23.8	**	—	Consent of Director Nominee — Rob L. Jones
24.1	**	—	Powers of Attorney

**                      Previously filed

+                             Portions of this exhibit have been omitted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission.

#                             Please note that this exhibit was listed in Amendment No. 2 to this Registration Statement using a different number designation. Exhibit 10.8 was listed as Exhibit 10.10 to Amendment No. 2. Exhibit 10.9 was listed as Exhibit 10.11 to Amendment No. 2. Exhibit 10.10 was listed as Exhibit 10.12 to Amendment No. 2. Exhibit 10.11 was listed as Exhibit 10.13 to Amendment No. 2. Exhibit 10.12 was listed as Exhibit 10.14 to Amendment No. 2. Exhibit 10.13 was listed as Exhibit 10.8 to Amendment No. 2. Exhibit 10.14 was listed as Exhibit 10.9 to Amendment No. 3.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 9, 2012.

Susser Petroleum Partners LP

By:	Susser Petroleum Partners GP LLC

By:	/s/ SAM L. SUSSER
Sam L. Susser
Chief Executive Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ SAM L. SUSSER	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	October 9, 2012
Sam L. Susser

*	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2012
Mary E. Sullivan

*
David P. Engel	Director	October 9, 2012

*
Armand S. Shapiro	Director	October 9, 2012

*
Bryan F. Smith Jr.	Director	October 9, 2012

*
Sam J. Susser	Director	October 9, 2012

* By:	/s/ SAM L. SUSSER	October 9, 2012
Sam L. Susser, attorney-in-fact

Exhibit Number	Description
1.1	**	—	Form of Underwriting Agreement
3.1	**	—	Certificate of Limited Partnership of Susser Petroleum Partners LP
3.2	**	—	Agreement of Limited Partnership of Susser Petroleum Partners LP
3.3	**	—	Form of First Amended and Restated Agreement of Limited Partnership of Susser Petroleum Partners LP (included as Appendix A in the prospectus included in the Registration Statement)
3.4	**	—	Certificate of Formation of Susser Petroleum Partners GP LLC
3.5	**	—	Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
3.6	**	—	Form of Amended and Restated Limited Liability Company Agreement of Susser Petroleum Partners GP LLC
5.1		—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
8.1		—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
10.1	**	—	Form of Contribution Agreement
10.2	**	—	Susser Petroleum Partners LP 2012 Long-Term Incentive Plan
10.3	**	—	Form of Omnibus Agreement
10.4	**	—	Form of Revolving Credit Agreement
10.5	**	—	Form of Term Loan Agreement
10.6	**	—	Form of SHC Distribution Contract
10.7	**	—	Form of SHC Transportation Contract
10.8	**#	—	Branded Marketer Agreement between Susser Petroleum Company LLC and Chevron Products Company effective September 1, 2011
10.9	**+#	—

Unbranded Supply Agreement, dated July 28, 2006, by and between Susser Petroleum Company, LP and Valero Marketing and Supply Company, L.P. (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities and Exchange Commission)

10.10	**+#	—

Branded Distributor Marketing Agreement (Valero Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities and Exchange Commission)

10.11	**+#	—

Branded Distributor Marketing Agreement (Shamrock Brand) dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities Exchange Commission)

10.12	**+#	—

Master Agreement, dated July 28, 2006, by and between Valero Marketing and Supply Company and Susser Petroleum Company, LP, as amended (Asterisks located within the exhibit denote information which has been deleted pursuant to a confidential treatment request granted by the Securities Exchange Commission)

10.13	**#	—	Form of Director Indemnification Agreement
10.14	**#	—	Form of Phantom Unit Award Agreement
21.1	**	—	List of Subsidiaries of Susser Petroleum Partners LP
23.1	**	—	Consent of Ernst & Young LLP
23.2		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
23.3		—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
23.4	**	—	Consent of Director Nominee — David P. Engel
23.5	**	—	Consent of Director Nominee — Armand S. Shapiro
23.6	**	—	Consent of Director Nominee — Bryan F. Smith Jr.
23.7	**	—	Consent of Director Nominee — Sam J. Susser
23.8	**	—	Consent of Director Nominee — Rob L. Jones
24.1	**	—	Powers of Attorney

**                      Previously filed

+                             Portions of this exhibit have been omitted pursuant to a request for confidential treatment which was granted by the Securities and Exchange Commission.

#                             Please note that this exhibit was listed in Amendment No. 2 to this Registration Statement using a different number designation. Exhibit 10.8 was listed as Exhibit 10.10 to Amendment No. 2. Exhibit 10.9 was listed as Exhibit 10.11 to Amendment No. 2. Exhibit 10.10 was listed as Exhibit 10.12 to Amendment No. 2. Exhibit 10.11 was listed as Exhibit 10.13 to Amendment No. 2.

Exhibit 10.12 was listed as Exhibit 10.14 to Amendment No. 2. Exhibit 10.13 was listed as Exhibit 10.8 to Amendment No. 2. Exhibit 10.14 was listed as Exhibit 10.9 to Amendment No. 3.